                                                               EXHIBIT 10.22


                               LICENSE AGREEMENT
                               -----------------

     THIS AGREEMENT made this 8th day of January, 1997 by and among Maxwell Shoe Company Inc., a Delaware corporation ("Maxwell Shoe Company") and Sprague Company, a Delaware corporation and a wholly-owned subsidiary of Maxwell Shoe Company (together with Maxwell Shoe Company, "Maxwell Shoe"), on the one hand, and Inter-Pacific Trading Corporation d/b/a Inter-Pacific Corporation ("Licensee"), a California corporation, on the other hand.

                              W I T N E S S E T H:

     Maxwell Shoe is the owner and registrant of certain trademarks and subsisting registrations for the mark "Sam & Libby", registered in the United States Patent and Trademark Office (the "Mark").

     Licensee is engaged in the sale and distribution of men's, women's and children's footwear, and Licensee desires to obtain from Maxwell Shoe a license to use the Mark in connection with certain goods under and subject to all of the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the parties hereto, in consideration of the foregoing and of the mutual covenants contained herein, and intending to be legally bound hereby, agree as follows:

                               I.   Definitions
                                    -----------

     As used in this Agreement, the following terms and phrases shall have the following meanings:

     1.1  Annual Period.  The period from commencement of the Term through May
          -------------
31, 1998, and each consecutive twelve (12) month period thereafter during the Term.

     1.2  Approval or Approved.  The approval by Maxwell Shoe of one or more
          --------------------
designs, samples, items of Packaging, advertising or promotional materials or other items for which approval is required under this Agreement, in writing in a document which identifies the item or items approved and is signed by an authorized representative of Maxwell Shoe. Maxwell Shoe shall be deemed to have Approved any item submitted to it by Licensee for Approval under the terms of this Agreement, if Maxwell Shoe fails to approve, disapprove or otherwise definitively respond to the submission in writing within seven (7) days after receipt of the items submitted.

     1.3  Guaranteed Minimums.  The guaranteed minimum Royalties payable by
          -------------------
Licensee under Paragraph 3.2.

     1.4  Mark.  Maxwell Shoe's trademark "Sam & Libby".
          ----

     1.5  Maxwell Shoe Merchandise.  Any and all items of Merchandise which in
          ------------------------
any manner bear, incorporate or embody the Mark or any design, pattern, sketch or written idea supplied by Maxwell Shoe.

     1.6  Merchandise.  The items of merchandise covered by the license granted
          -----------
under this Agreement include only (i) men's, women's and children's slippers intended for indoor and outdoor use ("Slippers"), and (ii) jellies, aqua socks, injection molded slides and style 1892A and EVA sandals for beach and street wear ("Sandals").

     1.7  Net Sales.  The invoiced amount of Maxwell Shoe Merchandise billed or
          ---------
shipped by Licensee, less actual trade discounts, returns and allowances and sales tax, if any, with no deduction made for other discounts or uncollectible accounts or for any cost incurred by Licensee in the manufacture, sale, distribution, or exploitation of the Maxwell Shoe Merchandise. In the event of sales by Licensee of Maxwell Shoe Merchandise to outlet stores or other purchasers under Licensee's direct or indirect control, Net Sales shall be calculated on the basis of a sales price and invoiced amount that Licensee would charge to an unrelated third party in an arms-length transaction, regardless of the price actually charged or invoiced.

     1.8  Packaging.  All tags, labels, cartons or containers and packing or
          ---------
wrapping material used or to be used by Licensee in connection with Maxwell Shoe Merchandise.

     1.9  Royalties.  The royalties to be paid by Licensee to Maxwell Shoe for
          ---------
or in connection with the license to use the Mark granted under this Agreement, provided for in Article III and all other applicable portions of this Agreement.

     1.10 Term.  The Initial and Renewal Term, if any, of this Agreement,
          ----
provided for and defined in Article VIII, taken collectively.

     1.11 Termination Inventory.  The inventory provided for in Paragraph 8.5
          ---------------------
of Maxwell Shoe Merchandise finished products and work in process and of Packaging and advertising and promotional material on hand at the time of the termination of this Agreement.

     1.12 Territory.  The geographical area consisting of the United States,
          ---------
its territories and possessions (the "Territory").


                                 II.  License
                                      -------

     2.1  Grant of License.  Maxwell Shoe hereby grants to Licensee an exclusive
          ----------------
license throughout the Territory to use the Mark in connection with the manufacture, advertising, merchandising, promotion, sale and distribution of Maxwell Shoe Merchandise approved by Maxwell Shoe, in accordance with the terms of this Agreement. The license granted herein extends only to the Merchandise, Territory and uses expressly provided for in this Agreement, and Licensee shall not use or attempt to use the Mark on any other products or goods in any other area or any other manner whatsoever.

     2.2  Distribution Channels.  Licensee acknowledges that Maxwell Shoe has
          ---------------------
established a reputation for unique high quality fashionable merchandise sold in high quality and high fashion stores, and that Maxwell Shoe maintains a marketing strategy of retaining and projecting to consumers that reputation and ambiance for its products. Accordingly, in order to protect Maxwell Shoe's marketing strategy, goodwill and prestige and reputation, Maxwell Shoe Merchandise shall be sold only in those department stores, specialty stores and other stores which are consistent with Maxwell Shoe's marketing strategy for sales of "Sam & Libby" product; therefore, the license granted under this Agreement extends only to the use of the Mark in connection with the manufacture, advertising, merchandising, promotion, sale and distribution of Maxwell Shoe merchandise for sale to customers in those department stores, specialty stores and other stores as Maxwell Shoe, in its sole and absolute discretion, shall approve in writing. Notwithstanding the previous sentence, Licensee acknowledges and agrees that injection molded slides and style 1892A shall be sold only to T.J. Maxx, Marshall's and Ross Stores.

     2.3  Prohibition on Exports. Licensee shall not export Maxwell Shoe
          ----------------------
Merchandise from the Territory to any area outside of the Territory and shall not sell or distribute Maxwell Shoe Merchandise to any person or entity that Licensee knows or has reason to know intends so to export Maxwell Shoe Merchandise.

     2.4  Resolution of Conflicts. Licensee recognizes that Maxwell Shoe has
          -----------------------
granted, and may in the future grant, licenses to other parties to use the Mark or one or more of Maxwell Shoe's other trademarks in connection with the manufacture, promotion and distribution of footwear, wearing apparel, accessories or related items. If Licensee or the licensee under any other such license notifies Maxwell Shoe of an existing or potential conflict in the definition of the merchandise covered by, or the rights of the licensee under, their respective licenses and license agreements, Maxwell Shoe shall endeavor to deal with the issue by discussions with authorized representatives of the affected parties, and Licensee shall fully cooperate in any such efforts. Maxwell Shoe may at any time determine finally to resolve any such conflict by written notice of its determination and resolution to the affected licensees.

     2.5  Reservation of Rights. Maxwell Shoe reserves all rights to the Mark
          ---------------------
including, without limitation, all rights to use the Mark and to grant others the right to use the Mark in any area and with regard to any product, except for the right to use the Mark in the Territory for Slippers to be sold at any price or for Sandals to be sold at a net price of $10.00 (wholesale) or less per pair. In addition to those rights specified in the previous sentence, the parties acknowledge and agree that Maxwell Shoe has the right to sell EVA sandals which bear, embody or incorporate the Mark at a net price above $10.00 (wholesale) per pair to any retail establishment in which Maxwell Shoe has an economic interest.

     2.6  Maximum Net Price At Wholesale. In no event shall Licensee sell any
          ------------------------------
Maxwell Shoe Merchandise, except Slippers, at a net price exceeding $10.00 (wholesale) per pair of such Merchandise.

                                III. Royalties
                                     ---------
     3.1  Percentage Royalty.
          ------------------

          3.1.1 In consideration of the license granted and the services to be performed by Maxwell Shoe under this Agreement and subject to Guaranteed Minimums, Licensee shall pay to Maxwell Shoe Royalties equal to five and one-half (5 1/2%) percent of the Net Sales of all Maxwell Shoe Merchandise, in accordance with all the terms and conditions of this Agreement; provided,
                                                                --------
however, that if Net Sales of Maxwell Shoe Merchandise by Licensee pursuant to
-------
this Agreement exceed $9,000,000 in the aggregate, Licensee shall pay to Maxwell Shoe Royalties equal to five (5%) percent of Net Sales exceeding $9,000,000, if any.
          3.1.2 Licensee shall be obligated to pay and account for Royalties for all Maxwell Shoe Merchandise billed or shipped, even if the Merchandise improperly bears the Mark or the applicable transaction is otherwise in breach or violation of the terms of this Agreement; provided that this subparagraph
3.1.2 shall not be considered to authorize such transactions and that the payment or obligation to pay Royalties for such transactions shall not in any manner limit Maxwell Shoe's right to terminate this Agreement or to exercise any other right or remedy that Maxwell Shoe may have as a result of the breach of this Agreement by such transactions.

     3.2  Guaranteed Minimum Royalties.
          ----------------------------
          3.2.1 Notwithstanding the amount of Royalties computed and payable under Paragraph 3.1, the Guaranteed Minimum Royalties to be paid from Licensee to Maxwell Shoe for each Annual Period during the Term shall be as follows:

                First Annual Period:      $  110,000
                Second Annual Period:     $  165,000
                Third Annual Period:      $  220,000
                Fourth Annual Period:     $  250,000
                Fifth Annual Period:      $  250,000
                Sixth Annual Period:      $  250,000

          3.2.2 Guaranteed Minimums for each Annual Period shall be paid as follows:

                 $50,000 contemporaneously with the execution of this Agreement;

                 $50,000 on or before January 1, 1998;

                 $50,000 on or before May 31, 1998; and

                 equal installments on the first day of each quarter thereafter during the Term.

The aggregate payments of $150,000 set for above for the First Annual Period include a payment of $40,000 against advertising payment obligations pursuant to Paragraph 4.6.

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

     For purposes of computation of Royalties, Guaranteed Minimum payments shall be considered as advances against Royalties otherwise payable in the same Annual Period, but Guaranteed Minimums shall not be carried forward to any subsequent Annual Period and shall not, under any circumstances, be repayable or refundable to Licensee.

     In addition, payment of Royalties pursuant to Paragraph 3.3 (or for the First Annual Period, payment of Royalties pursuant to Paragraph 3.3 and advertising pursuant to Paragraph 4.6) shall be credited against the Guaranteed Minimums otherwise then due.

     3.3  Payment and Periodic Reports.  Royalties shall be paid, without set-
          ----------------------------
off or deduction for any reason, and accounted for quarterly, commencing with a report for the quarter ending March 31, 1997, within thirty (30) days after the end of each quarter, provided however, that after the calendar quarter ending March 31, 1998, Royalties shall be paid, without set off or deduction for any reason, and accounted for, for the two months ending May 31, 1998 on or before June 30, 1998; and thereafter, Royalties shall be paid, without set off or deduction for any reason, and accounted for quarterly, commencing with a report for the three months ending August 31, 1998, within thirty (30) days after the end of each three month period. At the time each Royalty payment is due, Licensee shall deliver to Maxwell Shoe a statement signed and certified as accurate by Licensee's chief financial officer or by another responsible officer of Licensee, accounting for the Net Sales and Royalties for the applicable quarter. Such statement shall show the total amount of gross sales of all Merchandise billed or shipped during the quarter; an itemized list of any amounts which may, under this Agreement, be deducted from gross sales for computing Net Sales; a computation of the amount of Royalties payable on account of the Net Sales for the quarter; a computation of the amount payable by Licensee to Maxwell Shoe under Paragraph 4.6 (advertising) during the quarter; and such other information including, without limitation, Net Sales for each item of Merchandise and/or Mark on a customer-by-customer basis, and customer and financial information and reports as Maxwell Shoe may reasonably require. Maxwell Shoe may, at any time, provide Licensee with a standardized form for accounting for Royalties and Licensee shall use any such form for the statements under this paragraph. The statements provided for in this paragraph shall be furnished to Maxwell Shoe whether or not Licensee has sold, shipped or billed any Maxwell Shoe Merchandise during the quarter for which the statement is due.

     3.4  Annual Reports.  Not later than forty-five (45) days after the end of
          --------------
each Annual Period, Licensee shall deliver to Maxwell Shoe a statement, signed and certified by Licensee's then regularly engaged independent certified public accountant (or, if Licensee has no such regular engagement, by a reputable independent certified public accountant) stating for the Annual Period the information required in the quarterly statement under Paragraph 3.3 and such other information as Maxwell Shoe may reasonably request within a reasonable time prior to the date on which the statement is due.

     3.5  Books and Records and Audit.
          ---------------------------

          3.5.1 Licensee shall prepare and maintain, in accordance with generally accepted accounting principles consistently applied, complete and accurate books of accounts and records covering all transactions arising out of or relating to this Agreement, which books and records shall at least be in sufficient detail to permit Maxwell Shoe to monitor compliance by Licensee with all of its obligations under this Agreement. Maxwell Shoe and its duly authorized representatives shall have the right, upon five (5) days prior written or oral notice, during regular business hours, throughout the Term and for two (2) years thereafter (the "Audit Period"), to audit such books of account and records and to examine all other documents and materials in Licensee's possession or control relating to this Agreement and Licensee's performance hereunder not more than one time each year for the duration of the Audit Period. Licensee shall maintain such books of account, records and documents and material available for Licensee for at least two (2) years after the termination of this Agreement. Except as provided in subparagraph 3.5.2, any audit under this paragraph shall be at Maxwell Shoe's expense.

          3.5.2 If any audit of Licensee's books and records by Maxwell Shoe under subparagraph 3.5.1 discloses that the payments made by Licensee to Maxwell Shoe during the period covered by the audit were up to four (4%) percent less than the payments that should have been made under this Agreement, Licensee shall pay the deficiency, plus interest at a rate equal to two (2%) percent above the rate announced by Citibank as its "Prime Rate", within fourteen (14) days after demand therefor by Maxwell Shoe. If an audit shows that the amount paid by Licensee was more than four (4%) percent less than the amount which should have been paid, the interest payable shall be at a rate of five (5%) percent above such Prime Rate and Licensee shall, in addition, reimburse Maxwell Shoe for all reasonable costs of the audit within thirty (30) days after demand by Maxwell Shoe.

                               IV.  Performance
                                    -----------

     4.1  Performance Standards.
          ---------------------

          4.1.1 Throughout the Term, Licensee shall use all reasonable effort and cause its officers, employees, agents and contractors to use their reasonable efforts to sell Maxwell Shoe Merchandise, promote business for Maxwell Shoe Merchandise and enhance the value and reputation of the Mark, consistent with good business practices and the high standards and prestige represented by the Mark.

          4.1.2 In the use of the Mark and all other aspects of the performance of this Agreement, Licensee shall at all times comply in all material respects with all applicable laws and regulations including, without limitation, all laws and regulations related to the manufacture, sale, labeling, packaging, distribution and advertising of Maxwell Shoe Merchandise sold within the Territory.

     4.2  Abandonment.  If Licensee shall fail to use the Mark in the
          -----------
manufacture, sale or distribution of Maxwell Shoe Merchandise within any period of six (6) months or if Licensee shall determine or state its intention to cease so to use the Mark, Licensee shall be deemed to have abandoned the use of the Mark, and Maxwell Shoe may at any time thereafter terminate this Agreement by written notice under Paragraph 8.3.1. The parties acknowledge that the abandonment of the use of the Mark by Licensee will irreparably damage Licensee's capacity to use the Mark under the terms of this Agreement and, for purposes of termination under Article

VIII, abandonment of the use of the Mark under this paragraph shall be considered a breach or violation of this Agreement which is not curable.

     4.3  Restriction on Other Marks.  During the Term, Licensee shall not
          --------------------------
manufacture, sell, distribute or promote or enter into any license or other agreement to manufacture, sell, distribute or promote any product or category of products included in the Merchandise bearing any trademark, trade name or other mark, except the Mark in accordance with this Agreement, if such merchandise would be, in price range and style, in direct competition with Maxwell Shoe Merchandise; provided, however, whether or not such merchandise is similar in price range and style to Maxwell Shoe Merchandise it shall not be considered to be in direct competition with Maxwell Shoe Merchandise, if it bears as a trademark, trade name or other mark only Licensee's private or house brands (which include, without limitation, Laguna, Barely Legal, Rio Sunwear, Meadow Brook, Footwarmers, Sunsurfer, Sweet Steps and Torlisi) or any other trademark, trade name or other mark which is not considered by Maxwell Shoe to be a national brand.

     4.4  Restrictions on Promotionals.  Licensee shall not, without the prior
          ----------------------------
written consent of Maxwell Shoe (which consent shall not be unreasonably withheld), give away any Maxwell Shoe Merchandise or market, sell or distribute any Maxwell Shoe Merchandise as a premium or in connection with any tie-in or promotional campaign for any product or products (except Maxwell Shoe Merchandise).

     4.5. Quality.
          -------

          4.5.1 The materials and workmanship of, and Packaging and sales and promotional materials for, the Maxwell Shoe Merchandise shall at all times be of high quality, and the Maxwell Shoe Merchandise shall at all times be designed, manufactured, distributed and promoted in a manner appropriate for the high quality of such Maxwell Shoe Merchandise.

          4.5.2 Maxwell Shoe and its duly authorized representative shall have the right, during normal business hours upon reasonable advance notice, to inspect any facility used by Licensee in connection with the manufacture of Maxwell Shoe Merchandise or the manufacture or production of Packaging or advertising or promotional material in order for Maxwell Shoe to monitor the quality of the Maxwell Shoe Merchandise and Packaging and promotional materials and Licensee's compliance with all other terms of this Agreement which relate to such manufacture and production.

     4.6  Advertising.  Licensee shall on a quarterly basis (and subject to the
          -----------
same payment and other requirements of Paragraphs 3.3, 3.4 and 3.5), during each Annual Period, pay directly to Maxwell Shoe two (2%) percent of the amount of the aggregate Net Sales for the Annual Period for Maxwell Shoe advertising and promoting Maxwell Shoe Merchandise in communications media, national consumer publications, trade press and store promotional mailings or advertising campaigns. Notwithstanding the prior sentence, Maxwell Shoe shall be under no obligation to provide specific advertising or expend any sums advertising or promoting the Maxwell Shoe Merchandise during any Annual Period. In the event Maxwell Shoe does not expend any sums on advertising or promoting the Maxwell Shoe Merchandise during any Annual Period, then the amounts set forth in the first sentence of this Paragraph 4.6 shall nevertheless be paid in full and on a timely basis by Licensee to Maxwell Shoe and such amount shall be considered additional Royalties payable under Paragraph 3.1. In addition, Licensee shall comply with any reasonable guidelines established by Maxwell Shoe for Licensee conducting its own advertising activities and expenditures in promoting Maxwell Shoe Merchandise.

     4.7  Approvals.  Licensee shall not in any aspect of its performance under
          ---------
this Agreement use any materials, designs, styles, fits or workmanship for Maxwell Shoe Merchandise or use any items of Packaging or advertising or promotional materials for Maxwell Shoe Merchandise which Maxwell Shoe has not Approved under the terms of this Agreement. Maxwell Shoe's Approval or disapproval of any item or matter for purposes of this Agreement may be based solely on Maxwell Shoe's subjective standards and Approval may be given or withheld in Maxwell Shoe's sole discretion, provided that Maxwell Shoe shall act in good faith.

                      V.   Designs, Samples and Packaging
                           ------------------------------

     5.1  Designs.  Maxwell Shoe and Licensee shall cooperate in such manner as
          -------
Maxwell Shoe may reasonably approve in the development and creation of designs, styles and design and style ideas for each collection of Maxwell Shoe Merchandise. All designs, styles, patterns, photographs or written ideas for Maxwell Shoe Merchandise provided by Maxwell Shoe to Licensee for purposes of this Agreement shall be the exclusive property of Maxwell Shoe, and Licensee shall not use any of the foregoing except for the manufacture, distribution and sale and advertising and promotion of Maxwell Shoe Merchandise in accordance with the terms of this Agreement.

     All designs, styles, patterns, photographs or written ideas for Maxwell Shoe Merchandise provided by Licensee for purposes of this Agreement shall be the exclusive property of Licensee.

     5.2  Samples.  Licensee shall submit to Maxwell Shoe, free of charge,
          -------
samples of each item of Maxwell Shoe Merchandise within a reasonable time prior to the commencement of production of the item for sale and distribution, but not later than ten (10) days prior to the scheduled first showing of the collection of Maxwell Shoe Merchandise which includes the item. Licensee may, after the production and distribution of the first collection of Maxwell Shoe Merchandise under this Agreement, suggest procedures for submitting representative samples, subject to continuing inspections under Paragraph 5.4, and Maxwell Shoe shall consider and respond to any such request in good faith but shall not be required to approve any such procedures. Licensee may not sell or distribute any item of Maxwell Shoe Merchandise unless Maxwell Shoe has Approved the sample for the item in advance. In furtherance of the foregoing, Licensee shall provide to Maxwell Shoe, on an annual basis, a schedule reflecting the dates of collection showings with an indication as to when the Maxwell Shoe Merchandise scheduled to be shown will be available for inspection by Maxwell Shoe prior thereto.

     5.3  Packaging.  To the extent reasonably feasible, the samples provided
          ---------
under Paragraph 5.2 shall include all tags, labels and other items of Packaging that relate to, or that Licensee intends to use with, the item submitted as a sample. Licensee shall submit to Maxwell Shoe for Approval samples of all other items of Packaging within a reasonable time prior to the commencement of the production of such items for use with Maxwell Shoe Merchandise. Maxwell Shoe shall not unreasonably require Licensee materially to change labels, tags or other significant items or Packaging from collection to collection.

     5.4  Continuing Inspection.  Upon Maxwell Shoe's request at any time and
          ---------------------
from time to time, Licensee shall submit to Maxwell Shoe a reasonable number of production samples of items of Maxwell Shoe Merchandise or Packaging material in order for Maxwell Shoe to monitor production in accordance with Maxwell Shoe's Approvals, quality standards and other requirements of this Agreement. If Maxwell Shoe notifies Licensee in writing of the disapproval of any production sample, Licensee shall immediately take such action as may be necessary for the item to meet Maxwell Shoe's Approval and cease production and distribution and sale of the item pending Approval. Maxwell Shoe shall not unreasonably disapprove any production sample under this paragraph.

                    VI.  Trademark and Trademark Protection
                         ----------------------------------

     6.1  Ownership.
          ---------

          6.1.1 Licensee acknowledges that as between Maxwell Shoe and Licensee, and Maxwell Shoe represents and warrants to Licensee that, Maxwell Shoe is the owner of all right, title and interest in and to the Mark in any form or embodiment and is also the owner of the good will attached or which shall become attached to the Mark in connection with the business and goods in relation to which the same has, is or shall be used. Sales by Licensee shall be deemed to have been made for purposes of trademark registration, and all uses of the Mark by Licensee shall inure to the benefit of Maxwell Shoe.

          6.1.2 At Maxwell Shoe's request, Licensee shall execute any documents, including registered users agreements, reasonably required by Maxwell Shoe to confirm Maxwell Shoe's ownership of all rights in and to the Mark in the Territory and the respective rights of Maxwell Shoe and Licensee under this Agreement. Licensee shall cooperate with Maxwell Shoe at Maxwell Shoe's expense in connection with the filing and prosecution by Maxwell Shoe of applications in Maxwell Shoe's name relating to the use of the Mark for Merchandise in the Territory.

          6.1.3 Licensee shall never challenge or encourage anyone to challenge Maxwell Shoe's ownership or the validity of the Mark or any application for registration thereof or any trademark, copyright or other registration thereof or any rights of Maxwell Shoe therein.

     6.2  No Adverse Acts.  Licensee shall not, at any time or in any manner,
          ---------------
engage in any activity or do or permit any act which may in any way adversely affect any rights of Maxwell Shoe to the Mark or any registrations or applications for registration thereof or which may directly or indirectly reduce the value of the Mark or derogate or detract from their repute.

     6.3  No Secondary Mark.  Licensee shall not use any other trade names,
          -----------------
trademarks or other designations (including, without limitation, Licensee's own corporate name or trade name) in connection with the Mark in any advertising, publicity, labeling, Packaging or printed matter

(except invoices) utilized by Licensee in connection with Maxwell Shoe Merchandise. Licensee shall not join the Mark with any other names or marks to form a new mark and shall not itself use the Mark as a corporate name or trade name or in any other manner other than in connection with the manufacture, distribution, sale and promotion of Maxwell Shoe Merchandise under this Agreement. Notwithstanding the foregoing, Licensee may, subject to the provisions of Paragraph 1.2, place the words "Marketed by Inter-Pacific Corporation" on any trade advertisement regarding the Maxwell Shoe Merchandise and on business cards and stationery of Licensee.

     6.4  Trademark Notices.  Licensee shall cause the designation "R" to appear
          -----------------
immediately after, on the upper right, of the Mark on all Packaging and advertising and promotional material and shall, in addition, cause to appear on all Packaging and advertising and promotional materials and on all forms, invoices, stationery, business cards and other documents and materials of any kind bearing the Mark such designations, legend, or markings or notices as may be necessary, or as Maxwell Shoe may require, to give notice of the status of the Mark and Maxwell Shoe's rights and interests therein.

     6.5  Copyrights.  Any copyright relating to Maxwell Shoe Merchandise that
          ----------
may be created by statute, common law or otherwise in any design, sketch, print, Packaging or similar matter created by Maxwell Shoe shall be the sole property of Maxwell Shoe. Licensee shall take such action as may be necessary or as Maxwell Shoe may require, at Maxwell Shoe's expense, to confirm, preserve or protect such copyright, including placing of copyright notices on the appropriate items. Licensee shall not claim for itself or for any party other than Maxwell Shoe's copyrights in any such items and shall not file or attempt to file any copyright registrations therefor.

               VII. Warranties, Indemnification and Infringement
                    --------------------------------------------

     7.1  Warranties.
          ----------

          7.1.1 Maxwell Shoe represents and warrants to Licensee that Maxwell Shoe has the full right, power and authority to enter into this Agreement and to grant the rights, licenses and privileges granted by Maxwell Shoe hereunder to Licensee and to perform all of Maxwell Shoe's obligations hereunder.

          7.1.2 Licensee represents to Maxwell Shoe that Licensee has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

     7.2  Indemnification by Maxwell Shoe.  Maxwell Shoe shall indemnify, defend
          -------------------------------
and hold harmless Licensee from and against any and all claims, causes of actions, suits, damages and expenses (including reasonable attorneys' fees and expenses) arising out of any claim (i) that Licensee's use of the Mark in accordance with the terms of this Agreement constitutes an infringement of any trademark rights of any third party within the Territory or (ii) relating to defects attributable to designs or patterns supplied or created by Maxwell Shoe, upon Licensee giving Maxwell Shoe prompt written notice and authority and an opportunity to undertake and fully conduct the defense thereof, with counsel reasonably satisfactory to Licensee, and out of the breach by Maxwell Shoe of any provision of this Agreement or of any of Maxwell Shoe's duties hereunder or the acts or omissions of Maxwell Shoe or any of its servants, agents, employees or contractors in connection with the performance of this Agreement.

     7.3  Indemnification by Licensee and Insurance.
          -----------------------------------------

          7.3.1 Licensee shall indemnify, defend and hold harmless Maxwell Shoe from and against any and all claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees) which Maxwell Shoe may incur or for which it may become liable or required to pay by reason of any defect or alleged defect in any Maxwell Shoe Merchandise, except for defects attributable to designs or patterns supplied or created by Maxwell Shoe; the breach by Licensee of any provision of this Agreement or of any of Licensee's duties hereunder; or the acts or omissions of Licensee or of any of its servants, agents, employees or contractors in connection with the performance of this Agreement (excluding matters specifically covered by Paragraph 7.2).

          7.3.2 Licensee shall, at its own expense, obtain and maintain throughout the Term in full force and effect with an insurance carrier reasonably acceptable to Maxwell Shoe, products liability insurance with a limit of liability of not less than $1,000,000 insuring against, without limitation, all damages, profits, interest, attorneys' fees, costs and expenses arising out of any suit or legal proceeding, claim or demand resulting from a defect or alleged defect in any item of Maxwell Shoe Merchandise or out of the use or condition of an item of Maxwell Shoe Merchandise. Such insurance policy shall name Maxwell Shoe as an additional insured and shall provide for at least thirty
(30) days advance written notice to Maxwell Shoe before cancellation or substantial modification. Licensee shall promptly deliver a certificate of such insurance to Maxwell Shoe and, if Maxwell Shoe so requests, a copy of the policy for such insurance. The obligation of this subparagraph with respect to insurance shall not be deemed to limit in any manner the indemnification obligations of Licensee under subparagraph 7.3.1.

     7.4  Infringements.  Licensee shall promptly notify Maxwell Shoe in writing
          -------------
of any known or suspected infringements of the Mark or of any copyright or other rights or property of Maxwell Shoe, promptly after the same comes to Licensee's attention. Maxwell Shoe shall have the sole and exclusive right to take action or institute proceedings with respect to such infringement, and shall proceed as it may, in its sole discretion, deem appropriate or desirable. Licensee shall cooperate in any action or proceeding by Maxwell Shoe at Maxwell Shoe's expense with respect to an infringement or suspected infringement in such manner as Maxwell Shoe may reasonably request.

                          VIII.  Term and Termination
                                 --------------------

     8.1  Initial Term.  The initial term of this Agreement ("the Initial Term")
          ------------
shall begin on January 8, 1997 and end on May 31, 2000, subject to earlier termination as provided in this Agreement and to renewal as provided in Paragraph 8.2.

     8.2  Renewal of License.
          ------------------

          8.2.1  Renewal Term.  If Licensee is not in default of any of the
                 ------------
terms of this Agreement, has complied with its obligations under this Agreement in all material respects (without regard to whether Maxwell Shoe has given any notices of default or failure to comply) and if it reasonably appears that Net Sales for the last Annual Period of the Initial Term will exceed $4,000,000, Licensee shall have the option, exercisable by written notice given to Maxwell Shoe not later than six (6) months prior to the expiration of the Initial Term, to renew this Agreement in accordance with the terms set forth herein for a renewal term ("Renewal Term") of three (3) years, beginning on June 1, 2000 and ending on May 31, 2003, subject to earlier termination as provided in this Agreement.

     8.3  Termination.
          -----------

          8.3.1 Maxwell Shoe may terminate this Agreement, effective immediately upon giving Licensee written notice of termination, if (i) Licensee fails to make any payment due to Maxwell Shoe under this Agreement when such payment is due and continues such failure uncured for fifteen (15) days after written notice thereof from Maxwell Shoe to Licensee, (ii) Licensee fails two
(2) or more times during any Annual Period during the Term to make any payment due to Maxwell Shoe within fifteen (15) days after such payment is due, without regard to any notice of such failure from Maxwell Shoe, (iii) Licensee abandons the Mark, as provided in Paragraph 4.2, (iv) the beneficial ownership of Licensee changes in a manner so as to change the actual control of Licensee, except that a change resulting in actual control of Licensee by Frank Arnstein, Chief Executive Officer of Licensee, shall not result in the termination of this Agreement under this paragraph 8.3.1, or (v) Licensee defaults on any obligations secured by a security interest in or other lien or encumbrance on Maxwell Shoe Merchandise.

          8.3.2 Either Maxwell Shoe or Licensee may terminate this Agreement, effective immediately upon giving the other party written notice of termination, if (i) the other party breaches or fails to perform any of the material terms or provisions of this Agreement in a manner not provided for in subparagraph 8.3.1, in any material respect and such breach or failure is not curable or, if curable, is not cured within thirty (30) days after written notice thereof from the non-breaching party, or (ii) the other party files a voluntary petition or proceeding in bankruptcy or under any federal or state bankruptcy or insolvency or other law for the relief of debtors; consent to the appointment of a receiver, custodian or liquidator for a portion of its business or property; has filed against it and not dismissed within forty-five (45) days an involuntary proceeding under any federal or state bankruptcy or insolvency or other law for the relief of debtors or for the appointment of a receiver, custodian or liquidator; makes an assignment for the benefit of its creditors; or ceases, or admits its intention to cease, the manufacture, sale or distribution of Maxwell Shoe Merchandise or the conduct of its business in the ordinary course.

     8.4  Termination of Rights.
          ---------------------

          8.4.1 Upon the expiration or termination of this Agreement for any reason whatever, all rights of Licensee under this Agreement shall terminate and automatically revert to Maxwell Shoe. Licensee shall immediately discontinue all use of the Mark and shall no longer have any right to use the Mark or any variation or simulation thereof in any manner or for any purpose whatsoever, except as provided in Paragraph 8.6 hereof. Licensee shall transfer to Maxwell Shoe by such documentation as Maxwell Shoe may require all registrations, filings, trademarks, copyrights and other rights with regard to the Mark which Licensee may have possessed at any time. Subject to the provisions of Paragraph 8.6 concerning the sale of Termination Inventory and further subject to Licensee's ownership rights as set forth in Paragraph 5.1 hereof, Licensee shall deliver to Maxwell Shoe, without charge, all sketches, samples, designs or other matters relating to Maxwell Shoe Merchandise and all Merchandise, Packaging materials and advertising and promotional materials bearing the Mark in any form.

          8.4.2 Upon termination or expiration of this Agreement for any reason, including termination under Paragraph 8.3.2(ii), no trustee in bankruptcy, assignee for the benefit of creditors, custodian, receiver, sheriff or court officer or other successors to Licensee or its assets or business shall have any right to continue this Agreement or to use or exploit the Mark in any manner whatever.

          8.4.3 Notwithstanding the provisions of subparagraph 8.4.2, in the event that under the United States Bankruptcy Code or any amendment or successor thereto (collectively the "Bankruptcy Code"), the trustee in bankruptcy of Licensee or Licensee, as bankruptcy debtor, is permitted to and does assume this Agreement and thereafter proposes to assign this Agreement by an assignment which fulfills the applicable requirements of the Bankruptcy Code, the trustee or Licensee shall notify Maxwell Shoe of the proposed assignment in advance, in writing, setting forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other material terms and details of the proposal. Such notice shall be considered an offer to Maxwell Shoe to have this Agreement assigned to Maxwell Shoe or to its designee for the consideration (or its reasonable equivalent in money) and under the other material terms in the notice. Maxwell Shoe may exercise the option and accept the offer by giving the trustee or Licensee, as appropriate, written notice of exercise and acceptance within twenty (20) days after Maxwell Shoe receives the notice from the trustee or Licensee. If Maxwell Shoe fails to give notice and exercise the option within such twenty (20) day period, the trustee or Licensee may complete the proposed assignment, but only to the party and for the consideration and under the terms described in the notice.

     8.5  Termination Inventory.  Within thirty (30) days after the expiration
          ---------------------
or termination of this Agreement, Licensee shall prepare and deliver to Maxwell Shoe a written Termination Inventory, including a complete and accurate schedule as of the date of expiration or termination of all completed Maxwell Shoe Merchandise on hand; work in process relating to Maxwell Shoe Merchandise on hand, including uncut piece goods and products and materials in the process of manufacture; and all Packaging materials, advertising and promotional materials and other documents or items that bear the Mark or Maxwell Shoe's name in any form in Licensee's possession or control or in the process of manufacture for Licensee. Maxwell Shoe shall have the option, exercisable within ten (10) days after receipt of the Termination Inventory, to purchase all or any portion of the items in the Termination Inventory, except for that inventory necessary for Licensee to fill existing orders, which inventory shall be identified as such on the written Termination Inventory provided by Licensee to Maxwell Shoe pursuant to this paragraph, for a purchase price equal to Licensee's cost. Licensee shall deliver to Maxwell Shoe the items in the

Termination Inventory to be purchased, within five (5) days after receipt of Maxwell Shoe's notice exercising its option to purchase, and Maxwell Shoe shall pay the purchase price within thirty (30) days after receipt of all items of the Termination Inventory purchased.

     8.6  Termination Inventory Sales.  For a period of six (6) months after the
          ---------------------------
expiration of Maxwell Shoe's option to purchase Termination Inventory under Paragraph 8.5, Licensee may sell finished Maxwell Shoe Merchandise in the remaining Termination Inventory or finished Maxwell Shoe Merchandise completed from work in process in the remaining Termination Inventory, on a non-exclusive basis, in accordance with all of the terms of this Agreement. Royalties for all such sales shall be paid and accounted for by Licensee within thirty (30) days after the end of such six (6) month period. Any items in the Termination Inventory not sold and remaining after the selling period provided for in this paragraph shall be delivered to Maxwell Shoe, disposed of or destroyed in accordance with Maxwell Shoe's instructions.

     8.7  Subsequent License.  Immediately upon the expiration or termination of
          ------------------
this Agreement for any reason, Maxwell Shoe shall have the free and unrestricted right to grant other parties one or more licenses to use the Mark in connection with the manufacture, sale and distribution or advertising and promotion of Merchandise in the Territory or to enter into such other transactions as it desires for the use of the Mark with Merchandise or in any other manner, without any obligation of any kind to Licensee. The right of Licensee to sell items of Termination Inventory under Paragraph 8.6 is non-exclusive only and shall not in any manner limit Maxwell Shoe's rights to enter into other licenses or transactions.

     8.8  Reservation of Rights.  Notwithstanding any termination of this
          ---------------------
Agreement, Maxwell Shoe shall have and hereby reserves all rights and remedies which are granted or available to it under this Agreement or applicable law, and termination shall not be deemed to be an exclusive remedy or to limit Maxwell Shoe in any manner from enforcing any other rights or remedies.

                               IX.  General Terms
                                    -------------

     9.1  Confidentiality.  The parties acknowledge that all information and
          ---------------
data which the parties have learned or will learn in connection with this License Agreement and activities and transactions hereunder concerning the business and operation of the parties and all tangible manifestations of such information and data including, without limitation, designs, patterns, sketches, business and marketing plans, customer lists, and financial and operating reports constitute valuable proprietary confidential information and trade secrets of the parties, and the parties shall not disclose any such data or information or use any such data or information for themselves or any other person or entity, except for the proper and authorized performance of this Agreement in accordance with all of the terms hereof.

     9.2  Arbitration.
          -----------

          9.2.1 Subject to the provisions of subparagraph 9.2.2, all disputes arising under this Agreement or the obligations of the parties hereunder shall be submitted to arbitration in

Boston, Massachusetts before a panel of three arbitrators, in accordance with the then prevailing Rules for Commercial Arbitration of the American Arbitration Association. The arbitrators in any such arbitration shall award costs to the prevailing party and may, but shall not be required to, award reasonable attorneys' fees. The decision of the arbitrators shall be final and binding on all parties, except that the arbitrators shall have no power to vary the terms of this Agreement. Judgment on the arbitrators' award may be entered in any court in the States of Massachusetts, California or in any other court of competent jurisdiction.

          9.2.2 The parties acknowledge that a breach of this Agreement involving the improper or unauthorized use of the Mark or other matters may give rise to irreparable harm pending the outcome of arbitration under subparagraph
9.2.1. Accordingly and notwithstanding the provisions of subparagraph 9.2.1, either party may, upon a breach or threatened breach of this Agreement, bring an action in a court of competent jurisdiction and apply therein for temporary or preliminary injunctive or other equitable relief, pending resort to, and a decision in, arbitration under subparagraph 9.2.1. If otherwise appropriate under applicable law, a court may entertain any such action and grant injunctive or equitable relief, and the provisions of subparagraph 9.2.1 providing for arbitration shall not be construed to prevent the action or relief.

     9.3  Assignability.
          -------------

          9.3.1 Maxwell Shoe may assign this Agreement to a successor to all or substantially all of its business or the portion of its business which utilizes the Mark, if the successor assumes all of Maxwell Shoe's responsibilities, obligations and liabilities hereunder. Maxwell Shoe may, in addition, assign the right to receive payments, but not any obligations, under this Agreement to a financial or similar institution for purposes of financing, so long as Maxwell Shoe remains responsible for all of its obligations hereunder.

          9.3.2 (a) This Agreement is personal to Licensee, and Licensee may not, without the prior written consent of Maxwell Shoe, assign, sublicense or otherwise transfer all or any portion of this Agreement or any rights or obligations hereunder, whether voluntarily, involuntarily, by operation of law or otherwise, and any such attempted assignment or other transfer shall be null and void and of no effect. Notwithstanding the foregoing, Licensee may assign this Agreement and the rights hereunder to another corporation provided that such assignee corporation is controlled by the same parties which controlled Licensee before such assignment and provided that Licensee and its successor/assignee remain liable for all of its obligations under this Agreement.

                 (b) Licensee shall have the right to have Maxwell Shoe Merchandise, or any portion thereof, manufactured anywhere in or outside the Territory by a third party for Licensee's account provided that the manufacture of such Maxwell Shoe Merchandise complies with all provisions of this Agreement.

     9.4  Applicable Law.  Delaware law shall govern the validity, construction,
          --------------
interpretation and effect of this Agreement.

     9.5  No Agency.  Nothing contained in this Agreement shall be deemed or
          ---------
construed as constituting the parties hereto as partners or joint venturers or either party as an agent of the other and, without limiting the foregoing, Licensee shall have no authority to bind or obligate or to incur any indebtedness for Maxwell Shoe, and no such authority shall be implied.

     9.6  Finder's and Broker's Fees.  The parties hereby represent and warrant
          --------------------------
to each other that each owes no finder's or broker's fees in connection with this Agreement and that neither has procured same for that purpose.

     9.7  Failure to Exercise Rights.  The failure of either party to act or
          --------------------------
exercise any right under this Agreement, upon the breach of any of the terms hereof, or otherwise, shall not be construed as a waiver of such breach or as preventing either party from thereafter enforcing strict compliance with any and all of the terms hereof.

     9.8  Severability.  If any provision of this Agreement shall be held to be
          ------------
invalid or unenforceable, such provision shall be considered severable, and the remaining provisions of this Agreement shall continue in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

     9.9  Entire Agreement.  This Agreement contains the entire understanding
          ----------------
between the parties, no other representations or covenants having induced either party to execute this Agreement. This Agreement and obligations and duties under this Agreement may not be amended or modified in any manner, in whole or in part, except by a written agreement or amendment or modification duly executed by the party to be charged.

     9.10 Headings.  The Article and paragraph headings of this Agreement are
          --------
for convenience of reference only and do not form a part of the covenants, terms or conditions of this Agreement or give full notice thereof.

     9.11 Notices.  All notices, reports, statements, exercises of options or
          -------
other communications required or permitted under this Agreement shall be in writing and shall be sufficiently given only if personally delivered; mailed by registered or certified mail, return receipt requested; sent by overnight express courier, with written receipt of delivery; or transmitted by telecopier and confirmed by first class mail within twenty-four (24) hours. All notices shall be sent or delivered to the following addresses or to such other addresses as either party may, by notice direct:

          If to Maxwell Shoe:  Maxwell Shoe Company Inc.
                               P.O. Box 37
                               Readville, Massachusetts  02137-0037
                               Attn:  Maxwell V. Blum, Chairman

          with a copy to:      Gibson, Dunn & Crutcher LLP
                               333 South Grand Avenue
                               Los Angeles, California 90071
                               Attn:  Jonathan K. Layne

           If to Licensee:     Inter-Pacific Corporation
                               2257 Colby Avenue
                               Los Angeles, California  90064
                               Attn:  Arnold Greene, National Director of Sales

           with a copy to:     Greenberg Glusker Fields Claman & Machtinger LLP
                               1900 Avenue of the Stars, Suite 2200
                               Los Angeles, California  90067
                               Attn:  Bernard Shearer

Notices given by mail shall be deemed given on the second business day after the date on which they are mailed. All other notices shall be deemed as given on receipt.

     9.12  Counterpart; Fax.  This Agreement may be executed by fax and
           ----------------
simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties, each by their duly authorized representative, have executed this License Agreement as of the date first above written.

                                    MAXWELL SHOE COMPANY INC.



                                    By: /s/ Maxwell V. Blum
                                       ---------------------
                                         Maxwell V. Blum
                                         Chairman and Chief Executive Officer

                                    SPRAGUE COMPANY



                                    By: /s/ Maxwell V. Blum
                                       ---------------------
                                         Maxwell V. Blum
                                         Chairman

                                    INTER-PACIFIC TRADING CORPORATION


                                    By: /s/ Frank Arnstein
                                       ---------------------
                                         Name: Frank Arnstein
                                         Title: Pres.